Exhibit 10.11

GameFly, Inc.

5340 ALLA ROAD #110

LOS ANGLES, CA 90066

January 26, 2010

Alison Davis
1 Maritime Plaza
Suite 825
San Francisco, CA 94111

Dear Alison:

Pursuant to this letter agreement (the “Agreement”), GameFly, Inc. (the “Company”) is pleased to offer you a position as a member of the Company’s Board of Directors (the “Board”), effective as of the date of the first Board meeting on which the Board has appointed you as a Board member.  You will also serve as a member of the Company’s Compensation Committee and Audit Committee and as Chairperson of the Audit Committee when appointed by the Board.  As a Board and Committee member, you will be responsible for attending any scheduled Board and Committee meetings in person or by telephone.  In addition, from time to time, we would like to have the benefit of your experience and insight regarding various Company related matters through telephone and email communications.

At the beginning of each calendar quarter in which you will provide Board and Committee service, you will receive a fee of $7,500 for a total annual fee of $30,000.  Such fee will be prorated for your first quarter of service, based on the number of days of service that you provide during such first quarter.  In addition, subject to Board approval, you will be granted an option to purchase 60,000 shares of the Company’s Common Stock (the “Option”). The exercise price per share of the Option will be equal to the fair market value per share on the date the Option is granted, as determined by the Board in good faith.  There is no guarantee that the Internal Revenue Service will agree with this value.  You should consult with your own tax advisor concerning the tax consequences associated with accepting the Option. The Option will become vested and exercisable with respect to 1/48th of the Option shares upon your completion of each month of service with the Company.  In the event of a change in control transaction while you are a Board member, 25% of the Option will become fully vested and exercisable immediately prior to the transaction.  The Option will be subject to the terms and conditions of the Company’s 2002 Stock Plan (the “Plan”) and the applicable stock option agreement.

The Company will reimburse reasonable travel and other business expenses in connection with your duties as a Board member in accordance with the Company’s generally applicable policies.  In addition, you will receive certain indemnification rights with respect to your service as a Board member, provided that you execute the Company’s form of indemnification agreement.

In connection with your Board service, we expect that the Company and its agents will disclose technical, business, or financial information to you, including (without limitation) the identity of and information relating to customers or employees and information the Company has received and in the future will receive from third parties that is subject to a duty from the Company to maintain the confidentiality of such information and to use it only for certain limited purposes (“Confidential Information”).  To the extent such Confidential Information is not generally publicly known or otherwise previously known by you without an obligation of confidentiality, you agree not to use such Confidential Information (except in connection with your Board or Committee services) or disclose such Confidential Information to any third party and to take reasonable steps to maintain the confidential nature of such Confidential Information.   When you cease to be a Board member, you must return all Confidential Information to the Company.

As a precautionary matter and to avoid any conflicts of interest, we ask that while this Agreement is in effect that you do not provide advice to or otherwise provide services to any Company competitor.  In addition, we ask that you inform the Company of any potential, actual, direct or indirect conflict of interest that you think exists or may arise as a result of your relationship with Company, so that we may come to a quick and mutually agreeable resolution. By signing this Agreement you also represent and warrant that neither this Agreement nor the performance thereof will conflict with or violate any obligation of yours or right of any third party, and further that you will not disclose any third party proprietary or confidential information to the Company in connection with your Board services.

This Agreement shall be governed by and construed under the laws of the State of California without regard to principles of conflicts of laws.  The foregoing constitutes the complete agreement between us with respect to the subject matter hereof and supersede in all respects all prior or contemporaneous proposals, negotiations, conversations, discussions and agreements between us.

I am excited about you joining our Board and Committees and look forward to working with you to help make the Company a truly great and prosperous company.  Please acknowledge your receipt of and agreement with this Agreement by signing and dating this Agreement and returning it to me no later than January 29, 2010.

***Signature Page Follows***

Very truly yours,

GAMEFLY, INC.

	By:	/s/ David Hodess
Name: David Hodess
Title: CEO and Member of Board

ACCEPTED AND AGREED TO:

/s/ Alison Davis
Alison Davis
1/30/2010
Date